UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33408	76-0547762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8121 Bee Caves Road Austin, Texas 78746 (Address of principal executive offices)

(512) 732-0932
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 29, 2007, Wilson Family Communities, Inc. (the “Borrower”), a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Company”), entered into a three-year $55 million revolving credit facility (the “Credit Facility”) with a syndicate of banks led by RBC Centura Bank, as administrative agent (the “Agent”). The Company has guaranteed all of the obligations of the Borrower under the Credit Facility. The obligations of the Borrower under the Credit Facility will be secured by the assets of each subdivision to be developed with the proceeds of loans available under the Credit Facility. The Borrower currently has no borrowings outstanding under the Credit Facility. The Credit Facility may be increased to $100 million with the consent of the lenders thereunder.

The Credit Facility allows the Borrower to obtain revolving credit loans and provides for the issuance of letters of credit. The amount available at any time under the Credit Facility for revolving credit loans or the issuance of letters of credit is determined by a borrowing base. The borrowing base is calculated as the sum of the values for homes and lots in the subdivision to be developed as agreed to by the Borrower and the Agent.

Outstanding borrowings under the Credit Facility will bear interest at the prime rate plus 0.25%. The Borrower is charged a letter of credit fee equal to 1.10% of each letter of credit issued under the Credit Facility. The Borrower may elect to prepay the Credit Facility at any time without premium or penalty.

The Credit Facility contains customary covenants limiting our ability to take certain actions, including covenants that affect how we can develop the Borrower’s properties;

  limit the Borrower’s ability to pay dividends and other restricted payments;

  limit the Borrower’s ability to place liens on its property;

  limit the Borrower’s ability to engage in mergers and acquisitions and dispositions of assets;

  require the Borrower to maintain a minimum net worth of $20,000,000 (although the minimum net worth may be $17,000,000 for one quarter);

  prohibit the Borrower’s ratio of debt to equity from exceeding (A) 1.75 to 1.0 prior to September 30, 2007, (B) 1.85 to 1.0 from September 30, 2007 until March 30, 2008 and (C) 2.0 to 1.0 thereafter; and

  require the Borrower to maintain working capital of at least $15,000,000.

An event of default will occur under the Credit Facility if certain events occur, including the following:

  a failure to pay principal or interest on any loan under the Credit Facility;

  the inaccuracy of a representation or warranty when made;

  the failure to observe or perform covenants or agreements;

  an event of default beyond any applicable grace period with respect to any other indebtedness;

  the commencement of proceedings under federal, state or foreign bankruptcy, insolvency, receivership or similar laws;

  any loan document, or any lien created thereunder, ceases to be in full force and effect; or

  the entry of a judgment greater than $1,000,000 that remains undischarged; or

  a change of control.

If an event of default occurs under the Credit Facility, then the lenders may: (1) terminate their commitments under the Credit Facility; (2) declare any outstanding indebtedness under the Credit Facility to be immediately due and payable; and (3) foreclose on the collateral securing the obligations.

The above description of the material terms of the Credit Facility is not a complete statement of the parties’ rights and obligations with respect to such transactions. The above statements are qualified in their entirety by reference to the Borrowing Base Loan Agreement executed in connection with the Credit Facility, a copy of which will be filed with the Company's quarterly report for the second quarter of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON HOLDINGS, INC.

By:	/s/ Arun Khurana
Arun Khurana, Vice President and CFO

Dated: July 6 2007